UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33219 Forest West Street Magnolia, TX	77354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2010, Pernix Therapeutics, LLC (“the Company” or “Pernix”) entered into an Amended & Restated Pernix – Macoven Pharmaceuticals Agreement (“the Amended Agreement”) with Macoven Phamaceuticals, LLC (“Macoven”).   This agreement replaces the Pharmaceuticals Agreement dated as of July 27, 2009, by and between the Company and Macoven previously filed as Exhibit 10.2 to our Form 8-K filed on March 15, 2010.  The amendment clarifies that Pernix has the exclusive rights to 100% of the net proceeds from the sales of generic equivalents of Pernix products, including any such amounts in excess of the $1.5 million development fee previously paid by Macoven to Pernix.  The amendment also eliminates the administrative services fee of 10% of net profit that Macoven previously paid Pernix due to the fact that Macoven has recently made internal organizational changes which resulted in Macoven employees assuming the majority of the administrative functions.

Macoven is currently owned 60% by the stockholders of Pernix Therapeutics Holdings, Inc. who were the stockholders of Pernix prior to the March 9, 2010 merger, in proportion to their ownership of Pernix prior to the merger:  Cooper C. Collins, James E. Smith, Jr., David Waguespack, Elizabeth E. Bonner Deville and Brandon Belanger.  The remaining 40% is owned 20% by Michael Venters, Executive Vice President of Operations of Pernix Therapeutics Holdings, Inc., and 20% by an officer of Macoven.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Amended & Restated Pernix – Macoven Pharmaceuticals Agreement

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SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: June 25, 2010	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended & Restated Pernix – Macoven Pharmaceuticals Agreement

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